UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) : August 28, 2006
LEVITT CORPORATION

(Exact name of registrant as specified in its charter)

FLORIDA	001-31931	11-3675068

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 West Cypress Creek Road, Fort Lauderdale, Florida	33309

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (954) 940-4950
Not applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On August 28, 2006, Levitt and Sons, LLC (“Levitt and Sons”), a subsidiary of Levitt Corporation, entered into an amendment (the “Amendment”) of the Employment Agreement, dated July 19, 2001 (the “Employment Agreement”) with Elliott Wiener, Levitt and Sons’ President. The Amendment extended the term of the Employment Agreement until December 31, 2008, with no renewal periods. Mr. Wiener is entitled to an annual salary during the term of $600,000 and is entitled to incentive compensation in an amount equal to a percentage of pretax earnings of Levitt and Sons to be determined by mutual agreement provided that Levitt and Sons achieves a predetermined after tax return on equity. In addition, the Amendment provides that Mr. Wiener will serve as Chairman Emeritus of Levitt and Sons after December 31, 2008, or at any time prior to that date at the election of Mr. Wiener or, in the event of Mr. Wiener’s disability, at the election of Levitt and Sons. The term for Mr. Wiener’s service as Chairman Emeritus is 5 years from the date he begins to serve in that capacity. Mr. Wiener will continue to receive his base salary of $600,000 during the period he serves as Chairman Emeritus and will continue to be covered under the then current benefit plans provided to other employees so long as Mr. Wiener remains eligible for such coverage. Under certain instances after Mr. Wiener commences service as Chairman Emeritus, payments of base salary and for employee benefits may be delayed or suspended for a period of six months in order to meet certain requirements of Internal Revenue Code Section 409A. If Mr. Wiener dies during the term of the Employment Agreement or while he is serving as Chairman Emeritus, his estate will be entitled to payment of his base salary for a period of up to 5 years and any incentive compensation payable under the Employment Agreement.
     Except as amended by the Amendment, the terms and provisions of the Employment Agreement remain in full force and effect.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEVITT CORPORATION
Date: August 31, 2006	By:	/s/ George P. Scanlon
		Name:	George P. Scanlon
		Title:	Chief Financial Officer